UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_______________________________
ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	73-1351610
(State of Incorporation)	(I.R.S. Employer Identification No.)

13757 North Stemmons Freeway
Farmers Branch, Texas 75234
(918) 251-9121
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
________________________________
Scott Francis
Chief Accounting Officer
ADDvantage Technologies Group, Inc.
13757 North Stemmons Freeway
Farmers Branch, Texas 75234
 (918) 251-9121
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With Copies To:
Del L. Gustafson, Esq.
Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
320 South Boston Avenue, Suite 200
Tulsa, Oklahoma 74103
(918) 594-0413
_______________________________
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   [  ]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [_]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of a “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer  [  ] Accelerated filer  [  ]
Non-accelerated filer    [X] Smaller reporting company  [X]
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CALCULATION OF REGISTRATION FEE

	Amount to be Registered / Proposed Maximum Offering Price per Security / Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to be Registered	Price (1)	Fee (2)
Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Rights
Total	$20,000,000	$2,596.00

(1)
There are being registered under this registration statement such indeterminate number of shares of common stock, preferred stock, warrants, stock purchase contracts and rights of the registrant, all at indeterminate prices as shall have an aggregate initial offering price not to exceed $20,000,000 or the equivalent amount denominated in one or more foreign currencies.  Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.  The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act, an additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.

(2)
Calculated pursuant to Rule 457(o) of the Securities Act.  Rule 457(o) permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all of the securities listed in the table.  Therefore, the table does not specify information as to the amount to be registered with respect to each class of security or the proposed maximum offering price per security.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED _______________, 2020
PROSPECTUS
$20,000,000
ADDVANTAGE TECHNOLOGIES GROUP, INC.

Common Stock
Preferred Stock
Warrants
Rights
Stock Purchase Contracts
We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series.  The aggregate initial offering price of the securities that we will offer will not exceed $20,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.
This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered (other than in connection with the exercise of certain outstanding warrants), we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus.

We may sell these securities directly or through agents, underwriters or dealers, or a combination of these methods. See “Plan of Distribution” on page 18 of this prospectus. The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, the documents we incorporate by reference, together with additional information described under the heading “Where You Can Find More Information” before you invest in any of our securities.

Our common stock is listed for trading on the NASDAQ Global Market under the symbol “AEY.”  On February 27, 2020, the last reported sales price of our common stock on NASDAQ was $4.35.
Investing in our securities involves risks.  You should carefully read and consider the “Risk Factors” included in this prospectus, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission (“Commission”).  See “Risk Factors” beginning on page 3 of this prospectus.
Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is____________, 2020

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Commission under a “shelf” registration process. This prospectus provides you with a general description of the offered securities. Each time we use this prospectus to offer securities (other than in connection with the exercise of certain outstanding warrants), we will provide a prospectus supplement (including, if applicable, a pricing supplement) that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”
You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in or incorporated by reference into this prospectus or any prospectus supplement, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided therein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “foresee,” “expect” and similar expressions typically identify these forward-looking statements although not all forward-looking statements contain these identifying words.  Forward-looking statements are made subject to certain inherent risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus.  We undertake no obligation to update any forward-looking statements as a result of future events or developments.

ADDVANTAGE TECHNOLOGIES GROUP, INC.

The following summary highlights selected information from this prospectus and in the documents incorporated by reference. Because this is a summary, it does not contain all the information about us that may be important to you. You should read this entire prospectus and the other documents referred to in “Where You Can Find Additional Information,” and the consolidated financial statements and related notes which are incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to “ADDvantage,” “we,” “us,” and “our” refers to ADDvantage Technologies Group, Inc. and its subsidiaries collectively.

The Company was incorporated under the laws of Oklahoma in September 1989 as “ADDvantage Media Group, Inc.”  In December 1999, its name was changed to ADDvantage Technologies Group, Inc.  In 2019, the Company moved its headquarters from Broken Arrow, Oklahoma to the Dallas, Texas area.
The Company (through its subsidiaries) i) provides turn-key wireless infrastructure services for wireless carriers, tower companies and equipment manufacturers, and ii) distributes and services a comprehensive line of electronics and hardware for the telecommunications industry.  In addition, we offer our customers decommissioning services for surplus and obsolete equipment, which we in turn process through our recycling program.
The Company’s Wireless Infrastructure Services ("Wireless Services") segment operates through our subsidiary, Fulton Technologies, Inc. (“Fulton”), which was acquired via an asset purchase on January 4, 2019. The Company’s Wireless Services segment provides turn-key wireless infrastructure services for the four major U.S. wireless carriers, communication tower companies, national integrators, and original equipment manufacturers that support these wireless carriers.  These services primarily consist of the installation and upgrade of technology on cell sites and the construction of new small cells for 4G and 5G.
The Company’s Telecommunications segment operates through our subsidiaries, Nave Communications Company (“Nave”) and ADDvantage Triton, LLC (“Triton”). These subsidiaries sell new and refurbished telecommunications networking equipment, including both central office and customer premise equipment, to its customer base of telecommunications providers, customers and resellers located primarily in North America.  This segment also offers its customers repair and testing services for telecommunications networking equipment and decommissioning services for surplus and obsolete equipment, which is in turn processed through its recycling program.
Our principal executive offices are located at 13757 North Stemmons Freeway, Farmers Branch, Texas 75234, and our telephone number at that location is (918) 251-9121. Our website is www.addvantagetechnologies.com. Except for this prospectus and the documents incorporated by reference which are on our website, other information on our website is not and should not be considered part of this prospectus.
RISK FACTORS
An investment in our securities involves a high degree of risk.  Investors should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price or value of our securities could decline due to any of these risks, and investors may lose all or part of their investment.

Our telecommunications and wireless businesses are growing, but have not yet and may never achieve profitability.

For much of ADDvantage’s history, the Company was focused on its cable segment, which generated most of its revenue and profit. In 2019, ADDvantage sold its cable segment and focused on its growing telecommunications and wireless services businesses. Although we expect the revenue generated from our telecommunications and wireless services businesses to grow in the future, these segments have not generated positive earnings since our expansion into these businesses, and there can be no assurance that we will achieve sustained growth in these businesses, achieve or sustain profitability in them, or generate positive cash flows from them. The inability of these segments to generate a profit may also impair our ability to finance our business with traditional loan structures, which in turn may limit our ability to borrow money and fund working capital for new projects.

Our ability to comply with the financial covenants in our credit agreement depends primarily on our ability to generate sufficient EBITDA.

Our ability to comply with the financial covenants under our current credit agreement will depend primarily on our success in generating sufficient EBITDA. Under our credit agreement, we are subject to a Fixed Charge Coverage Ratio. Industry conditions and financial, business and other factors, including those we identify as risk factors in this and our other reports, will affect our ability to generate the cash flows we need to satisfy those financial covenants. Our failure to satisfy the financial covenants could result in an event of default, termination of the credit agreement, acceleration of all amounts owing under the credit agreement, and may give the counterparty the right to exercise certain other remedies under the credit agreement.

Our stockholders will not receive any proceeds from this registration, and may never receive any return of value.

We currently intend to use the net proceeds from this registration to, among other things, address working capital needs from our recent purchase of Fulton and our telecommunications businesses and fund growth initiatives and strategic acquisition opportunities. However, there is no guarantee that the investments in our remaining businesses or possible future investments in other businesses will generate a positive return to our stockholders.

In addition, we have not declared any cash dividends and do not intend to declare or pay any cash dividends in the foreseeable future.  Our stockholders will likely receive a positive return on their investment only based on any future appreciation in our stock price or upon a future sale or liquidation. There are no assurances that we will be successful, and current stockholders may never get a return on their investment.
Our success depends in part upon our executive officers and directors.
Like all companies, our success depends in part on the efforts and abilities of our senior management personnel and other critical employees, including those in sales, marketing and product development functions. Our ability to attract, retain and motivate these employees is critical to our success. In addition, because we may acquire one or more businesses in the future, our success may depend, in part, upon our ability to retain and integrate our own personnel with personnel from acquired entities that are necessary to the continued success or the successful integration of the acquired businesses.

Our business is dependent on our customers' capital budgets.
Our performance is impacted by our customers' capital spending for constructing, rebuilding, repairing, maintaining or upgrading broadband and wireless communications systems. Capital spending in the telecommunications and wireless industries is cyclical. A variety of factors will affect the amount of capital spending, and therefore, our sales and profits, including:

•	consolidations and recapitalizations in the telecommunications and wireless infrastructure industries;
•	general economic conditions;
•	availability and cost of capital;
•	other demands and opportunities for capital;
•	regulations;
•	demands for network services;
•	competition and technology; and
•	real or perceived trends or uncertainties in these factors.

Developments in these industries and the capital markets in recent years have reduced access to funding for certain customers, causing delays in the timing and scale of deployments of our equipment, as well as the postponement or cancellation of certain projects by our customers. These developments affect both our wireless segment and telecommunications segment.

On the other hand, a significant increase in the capital budgets of our customers could impact us in a negative fashion in our telecommunications segment. Much of our inventory consists of refurbished and surplus-new equipment and materials that we have acquired from other telecommunications companies. If our customers seek to replace their legacy networks with higher-end, more expensive new equipment, the demand for our products may suffer.

The markets in which we operate are very competitive, and competitive pressures may adversely affect our results of operations.

The markets for broadband communication equipment and wireless infrastructure services are extremely competitive and dynamic, requiring the companies that compete in these markets to react quickly and capitalize on change. This will require us to make quick decisions and deploy substantial resources in an effort to keep up with the ever-changing demands of the industry. We compete with national and international manufacturers, distributors, resellers, wholesalers, and service providers including many companies larger than we are.

The rapid technological changes occurring in the telecommunications and wireless infrastructure markets may lead to the entry of new competitors, including those with substantially greater resources than we have. Because the markets in which we compete are characterized by rapid growth and, in some cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on our sales and profitability.

In our Wireless Services segment, we compete against carriers who often maintain internal personnel to perform the same services that we provide and against tower companies who often require that their crews or designated service providers perform the services that we provide.

Foreign, low-cost competition has not been a significant problem in the past but could be in the future.

The progression of online sales in the telecommunication equipment market allows additional companies to access customers and increase competition.  Increased competition can lead to lower pricing which may have an adverse effect on our sales and profitability.

In our Wireless segment, we often find ourselves in competition with both our customers and subcontractors in various markets.  The shortage of resources can drive personnel costs up, which can have an adverse effect on margins.

There also appears to be a trend toward consolidation of our competitors.  Larger combined companies may be able to provide better alternatives at lower prices to customers or potential customers.

Our gross margins have fluctuated year to year, often as a result of factors beyond our control, and we face many challenges in maintaining acceptable margins.

Gross margins among our products and services vary and are subject to fluctuation from quarter to quarter and year to year. The factors that may affect our gross margins adversely are numerous and include:

•	Changes in customer, geographic, or product mix;
•	Our ability to reduce product costs;
•	Royalties related to technology licensing;
•	Increases in material or labor costs;
•	Excess inventory and inventory carrying charges;
•	Expediting costs incurred to meet customer delivery requirements;
•	Tariffs on imported products;

•	Obsolescence charges;
•	Lower of cost or net realizable value inventory charges;
•	Changes in shipment volume or shipping cost;
Changes in component pricing;
•	Increased price competition;
•	Changes in distribution channels;
•	Lower margins on competitive-bid contracts;
•	Increased warranty cost;
•	Our ability to manage the impact of foreign currency exchange rate fluctuations;
•	Pricing pressure from customers;
•	Services project delays due to equipment shortages, safety, or weather;
•	Ability to perform work efficiently;
•	Zoning or permitting delays which impede the timely performance of our wireless services; and
•	Increases in insurance costs.

Most of the above factors are beyond our control.

Consolidations in the telecommunications and wireless services industries could result in delays or reductions in purchases of our products and services, which could have a material adverse effect on our business.

The telecommunications and wireless services industries have experienced the consolidation of many industry participants, and this trend is expected to continue. We and our competitors may each supply products to businesses that have merged, or will merge in the future. Consolidations could result in delays in purchasing decisions by the merged businesses and we could play either a greater or lesser role in supplying the communications and wireless products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on our business.

We believe future consolidation may occur among our customers as they attempt to increase market share and achieve greater economies of scale. Consolidation has affected our business as our customers focus on completing business combinations and integrating their operations. In some instances, customers integrating large-scale acquisitions have reduced their purchases of our products and services as they integrate.

The business effect on us of significant customer consolidations are likely to be unclear until sometime after these transactions are completed. After a consolidation occurs, a customer may choose to reduce the number of vendors from which it purchases equipment and may choose one of our competitors as its preferred vendor. We cannot ensure that we will continue to supply equipment to the surviving communications service provider after a business combination or consolidation is completed.

Our markets are subject to rapid technological change and, to compete effectively, we must continually introduce new products that achieve market acceptance.

The telecommunications and wireless infrastructure equipment industries are characterized by rapid technological changes, evolving industry standards, changing market conditions, short product life cycles, rapidly changing customer requirements, and frequent new product and service introductions and enhancements. The introduction of products using new technologies or the adoption of new industry standards can make our existing products, or products under development, obsolete or unmarketable. Our future success will depend on our ability to enhance our existing products, to introduce new products to meet changing customer requirements and emerging technologies, and to demonstrate the performance advantages and cost-effectiveness of our products over competing products. Our failure to modify our products to support new alternative technologies or failure to achieve widespread customer acceptance of these modified products could cause us to lose market share and cause our revenues to decline.

We may not predict technological trends or the success of new products or services in the telecommunications equipment and wireless infrastructure services markets accurately. New product or service selection often requires forecasting of market trends, development and implementation of new technologies and processes and capital commitments. We do not know whether other new products or services we develop or offer will gain market acceptance or result in profitable sales.

If we fail to anticipate or respond in a cost-effective and timely manner to technological developments, changes in industry standards or customer requirements, or if we experience any significant delays in product or service development or introduction, our business, operating results and financial condition could be affected adversely.

We may experience delays in acquiring and marketing product enhancements or new products or services that respond to technological change, evolving industry standards and changing customer requirements. We cannot ensure that we will not experience difficulties that could delay or prevent the successful acquisition, introduction, and marketing of these products or product enhancements, or that our new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant or sustainable degree of market acceptance in existing or additional markets. In addition, future introductions or announcements of products or services by us or one of our competitors embodying new technologies or changes in industry standards or customer requirements could render our then-existing products or services obsolete or unmarketable. We cannot ensure that the introduction or announcement of new product or service offerings by us or one or more of our competitors will not cause customers to defer their purchase of our existing products or services, which could cause our revenues to decline.

The delivery of our products and services could infringe on the intellectual property rights of others, which may result in costly litigation, substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including for past infringement, if it is ultimately determined that our products and services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our products and services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

A downturn of the U.S. or global economy could result in our customers using fewer products and services or becoming unable to pay us for our products and services on a timely basis or at all, which would materially adversely affect our business.

Because demand for our products and services are sensitive to changes in the level of economic activity, our business may suffer during economic downturns. During periods of weak economic growth or economic contraction, the demand for outsourced services could decline. When demand drops, our operating profit could be impacted unfavorably as we experience a deleveraging of our selling and administrative expense base because expenses may not decline as quickly as revenues. In periods of decline, we can only reduce selling and administrative expenses to a certain level without negatively impacting the long-term potential of our business.

Additionally, during economic downturns companies may slow the rate at which they pay their vendors, or they may become unable to pay their obligations. If our customers become unable to pay amounts owed to us, or pay us more slowly, then our cash flow and profitability may suffer significantly.

Our operating results fluctuate from quarter to quarter.

Our operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Fluctuations in our quarterly operating results may be caused by many factors, including the following:

•	the volume and timing of customer orders and our ability to fulfill those orders or provide services in a timely manner;
•	the overall level of capital expenditures and maintenance operating costs by our customers;
•	work stoppages and other developments affecting the operations of our customers;
•	our ability to obtain new customers and customer contracts;
•	the timing of customer payments;
•	the timing of our new product and service introductions;

•	the availability of products and services we need from our suppliers and subcontractors;
•	market acceptance of new and enhanced versions of our products and services;
•	variations in the mix of products and services we sell;
•	the timing of federal and state government funding of projects;
•	the location and utilization of our production capacity and employees;
•	the availability and cost of key components of our products and services;
•	weather conditions (which especially affects our wireless services business);
•	labor shortages;
•	the timing of equipment and supply deliveries.

Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular quarter are lower than expected, our operating results will be affected adversely.

We evaluate and frequently pursue acquisitions, but we may not successfully close these acquisitions and, if these acquisitions are completed, we may have difficulty integrating the acquired businesses with our existing operations.

We regularly consider the acquisition of complementary companies and product lines. We cannot, however, ensure that we will be able to find appropriate candidates for acquisitions, reach an agreement to acquire them, or obtain any required shareholder or regulatory approvals needed to close strategic acquisitions, despite the effort and management attention invested.

The impact of future acquisitions on our business, operating results and financial condition is uncertain. In the case of businesses we may acquire in the future, we may have difficulty assimilating these businesses and their products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and materially adversely affect our operating results and financial condition. Also, we may not be able to retain key management and other critical employees after an acquisition. We may also acquire unanticipated liabilities. In addition to these risks, we may not realize all of the anticipated benefits of these acquisitions.

We may incur substantial additional debt which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in the Company.

The anticipated cash needs of our business could change significantly as we pursue business opportunities, if economic or business conditions change or if other unexpected circumstances arise that may have a material effect on the cash flow or profitability of our business. If we require additional capital resources to grow our business, either internally or through acquisition, we may need to seek to secure additional debt financing. We may not be able to obtain financing arrangements on acceptable terms or in amounts sufficient to meet our needs in the future.

The incurrence of debt could have a variety of negative effects, including: default and foreclosure on our assets if our financial results are insufficient to repay our debt obligations; acceleration of our obligations to repay the indebtedness and increased interest payments if we breach covenants that include the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant; and limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital, debt service, the development and enhancement of our products and service and possible acquisitions. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate operations, acquisitions, and other investments.

We may need to raise additional capital in the future, which may not be available on acceptable terms, or at all.

We have experienced fluctuations in earnings and cash flows from operations from year to year. If our business declines, we may need to raise additional capital to pursue acquisitions or expand our operations. Such additional capital may be raised through bank borrowings, or other debt or equity financings. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all, and such additional financing may result in further dilution to our stockholders.

Our capital requirements will depend on many factors, including, but not limited to: our ability to increase revenue, reduce net losses or generate net income; market acceptance of our products and services, and the overall level of sales of our products and services; our need to respond to technological advancements and our competitors’ introductions of new products, services or technologies; our ability to control costs; promptness of customer payments; our ability to successfully negotiate arrangements with credit providers; and enhancements to subsidiaries’ infrastructure and systems.

If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock. Additional equity or debt financing may not be available on favorable terms, on a timely basis, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures, or we may be forced to sell assets at prices below their stated value.

We may not be able to effectively control and manage our growth, which would negatively impact our operations.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings and in integrating acquired increased demands, which could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies in our operations. Such events would increase demands on our existing management, workforce and facilities.

Our success depends in large part on our ability to attract and retain qualified personnel in all facets of our operations.

Competition for qualified personnel is intense, particularly during periods of low unemployment, and we may not be successful in attracting and retaining key executives, marketing, engineering, sales personnel, and construction and operations management personnel which could impact our ability to maintain and grow our operations. Our future success will depend, to a significant extent, on the ability of our management to operate effectively. The loss of services of any key personnel, the inability to attract and retain qualified personnel in the future or delays in hiring required personnel, particularly wireless construction personnel, engineers and other technical professionals, could negatively affect our business.

Product defects or the failure of our products or services to meet specifications could cause us to lose customers and revenue or to incur unexpected expenses.

If our products or services do not meet our customers’ performance requirements, our customer relationships may suffer. Also, our products may contain defects or fail to meet product or service specifications. Any failure or poor performance of our products could result in:

•	delayed market acceptance of our products or services;
•	delayed product shipments or service completions;
•	unexpected expenses and diversion of resources to replace defective products, cure service defects, or identify and correct the source of errors;

•	damage to our reputation and our customer relationships;
•	delayed recognition or reduced sales; and
•	product liability claims or other claims for damages that may be caused by any product or services defect or performance failures.

We have a large investment in our inventory which could become obsolete or outdated.

Determining the amounts and types of inventory requires us to speculate to some degree as to what the future demands of our customers will be. Consolidation in the telecommunications industry or competition from other types of broadcast media could substantially reduce the demands for our inventory, which could have a material adverse effect upon our business and financial results. The telecommunications industry is characterized by rapid technological change. In the future, technological advances could lead to the obsolescence of a substantial portion of our current inventory, which could have a material adverse effect on our business. The Company continues to maintain a large investment in used, refurbished, remanufactured or surplus new equipment.

We rely heavily on a third party logistics provider that stores, repairs and tests our products.

Our subsidiary, Nave Communications, has a significant operating relationship with Palco, a third party logistics provider based in Huntsville, Alabama. Palco currently stores Nave’s inventory and performs repair services and testing, and manages incoming and outgoing products.  A sudden change in the financial viability of Palco, damage to their facility or systems, or other events that would affect Palco’s ability to perform, would delay shipments or cause us to relocate our inventory to another provider.  This would cause an adverse effect on our telecommunications segment, as shipments to customers could be delayed and costs would be incurred to find an alternative solution.

Our Wireless Services segment is partially dependent on a concentrated group of customers.

Our Wireless Services segment is partially dependent on the continued business of four major wireless carriers. A sudden change in the financial viability of any of the four major carriers could adversely affect the Wireless Services segment’s business outlook. Further, future consolidation of major carriers could result in decreased revenue and reduced or delayed demand for our wireless services. We expect that any termination of a customer contract with the major carriers would be damaging to our Wireless Services segment.

Our wireless services can be dangerous, and on the job injuries could adversely affect us in several ways.

Although we believe that we take adequate measures to protect the safety of our employees and others, working on towers can be dangerous.  If injuries occur to our personnel, it may damage our reputation with customers, resulting in costly lawsuits and make insurance more costly.

We rely to some extent on unaffiliated subcontractors and their mistakes or delays can adversely affect our business reputation.

We rely, especially in our wireless services business, on the performance of unaffiliated subcontractors.  In some cases, we do not have extensive experience with the subcontractors we retain.  Mistakes or delays by our subcontractors can adversely affect our business reputation, margins, and may even result in lawsuits against us.

Disruptions of our information technology infrastructure could harm our business.

We depend on our information technology infrastructure to achieve our business objectives. A disruption of our infrastructure could be caused by a natural disaster, manufacturing failure, telecommunications system failure, cybersecurity attack, intrusion or incident, or defective or improperly installed new or upgraded business management systems. Portions of our IT infrastructure also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. In the event of any such disruption, we may be unable to conduct our business in the normal course. Moreover, our business involves the processing, storage and transmission of data, which would also be negatively affected by such an event. A disruption of our infrastructure could cause us to lose customers and revenue, particularly during a period of heavy demand for our products and services. We also could incur significant expense in repairing system damage and taking other remedial measures.

Our business could be negatively impacted by security threats, including cyber-security threats and other disruptions.

We face various security threats, including cyber-security threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of our employees; threats to the security of our facilities and infrastructure or third-party facilities and infrastructure; and threats from terrorist acts. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows. Cyber-security attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data.

Cyber-attacks could have a disruptive effect on our business.

From time to time we may experience cyber-attacks, attempted and actual breaches of our information technology systems and networks or similar events, which could result in a loss of sensitive business or customer information, systems interruption or the disruption of our operations. The techniques that are used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and are difficult to detect for long periods of time, and we are accordingly unable to anticipate and prevent all data security incidents.

Even if we are fully compliant with legal standards and contractual or other requirements, we still may not be able to prevent security breaches involving sensitive data. The sophistication of efforts by hackers to gain unauthorized access to information systems has continued to increase in recent years. Breaches, thefts, losses or fraudulent uses of customer, employee or company data could cause consumers to lose confidence in the security of our website, point of sale systems and other information technology systems and choose not to stay in our communities or contract with us in the future. Such security breaches also could expose us to risks of data loss, business disruption, litigation and other costs or liabilities, any of which could adversely affect our business.

Negative outcomes of legal proceedings may adversely affect our business and financial condition.

We may become involved in legal proceedings from time to time. These proceedings may be complicated, costly and disruptive to our business operations. We might also incur significant expenses in defending these matters or may be required to pay significant fines, awards and settlements. Any of these potential outcomes, such as judgments, awards, settlements or orders could have a material adverse effect on our business, financial condition, operating results or our ability to do business.

We incur substantial costs as a result of operating as a public company and our management is required to devote substantial time to related compliance matters.

As a public company, we incur significant legal, accounting, and other expenses. under rules implemented by the United States Securities and Exchange Commission (“SEC”), and The Nasdaq Stock Market (“Nasdaq”). These impose various requirements on public companies, including establishing and maintaining effective disclosure and financial controls and corporate governance practices. Our management team will need to devote a substantial amount of time to these compliance requirements and we may need to hire additional personnel. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to furnish a report by our management on our internal control over financial reporting. To achieve compliance with Section 404, we engage in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

As a public company, complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

During the course of testing our disclosure controls and procedures and internal control over financial reporting, we may identify and disclose material weaknesses or significant deficiencies in internal control over financial reporting that will have to be remedied. Implementing any appropriate changes to our internal control may require specific compliance training of our directors, officers and employees, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal control over financial reporting, and any failure to maintain that adequacy or inability to produce accurate financial statements on a timely basis could result in our financial statements being unreliable, increase our operating costs and materially impair our ability to operate our business.

Recently enacted changes to the United States tax laws may have a material impact on our business or financial condition.

On December 22, 2017, United States tax reform legislation known as the Tax Cuts and Jobs Act (the “TCJA”) was signed into law. The TCJA made substantial changes to United States tax law, including a reduction in the corporate tax rate, a limitation on deductibility of interest expense, a limitation on the use of operating losses to offset future taxable income and the allowance of immediate expensing of capital expenditures. The TCJA will continue to have, significant effects on us, some of which may be adverse. The extent of the impact remains uncertain at this time and is subject to any other regulatory or administrative developments, including any further regulations or other guidance yet to be promulgated by the United States Internal Revenue Service. The TCJA contains numerous, complex provisions that could affect us.

Our outstanding common stock is thinly traded.

While we have approximately 10.4 million shares of common stock outstanding, approximately 29% of these shares are beneficially owned on February 28, 2020, by our officers and directors, including David Chymiak, who beneficially owns 26% of the stock. As a consequence, only about 71% of our shares of common stock are held by public investors and available for public trading. The average daily trading volume of our common stock has been historically low. Thus, investors in our common stock may encounter difficulty in liquidating their investment in a timely and efficient manner.

USE OF PROCEEDS
Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include capital expenditures, working capital, repayment or refinancing of indebtedness, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

SECURITIES WE MAY OFFER
The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If so indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings, any one or more of the following:

•	Common stock;
•	Preferred stock;
•	Warrants to purchase any of the securities listed above;
•	Stock purchase contracts;
•	Rights;
•	Any combination of the foregoing securities.

In this prospectus, we refer to the common stock, preferred stock, warrants and stock purchase contracts, and rights collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $20,000,000.

DESCRIPTION OF CAPITAL STOCK
This section contains a summary, and therefore incomplete, description of our capital stock.  We have summarized selected provisions of our certificate of incorporation and our bylaws relating to our capital stock. You should read our certificate of incorporation and bylaws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the Commission, and they are incorporated by reference as exhibits to the registration statement. Please read “Where You Can Find More Information.”
Authorized and Outstanding Capital Stock
The total number of shares of all classes of stock that we have authority to issue is 35,000,000, consisting of 30,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. We had 10,442,959 shares of common stock outstanding as of February 28, 2020 and an additional 688,333 shares of common stock reserved for issuance upon the exercise of outstanding stock options and warrants.
Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors. No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to benefits of any sinking or repurchase fund. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of shares of common stock exclusively possess all voting power of our stockholders. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to those dividends as may be declared from time to time by our board of directors from funds available for dividends. Upon liquidation, dissolution or winding up, holders of common stock are entitled to share equally and proportionately in any of our assets remaining after the payment of all of our liabilities and after any preferential distribution with respect to the preferred stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.
Our common stock is listed on the NASDAQ Global Market under the symbol “AEY.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.  The transfer agent’s address is 1 State Street, 30th Floor, New York, NY 10004 and its telephone number is (212) 509-4000.
Preferred Stock
As of the date of this prospectus, none of the shares of our preferred stock are outstanding.  Under our certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to establish a series of preferred stock and to determine, with respect to that series of preferred stock, the powers, designation, preferences and rights of such series and the qualifications, limitations or restrictions of such series, including:

•
the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 5,000,000);

•	The annual dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;
•
Whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	The obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;
•
Whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

•	Whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;
•	The rights of the shares of such shares in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and
•	Any other relative rights, powers, preference, qualifications, limitations or restrictions thereof relating to such series.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, the preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and distribution of our assets. The issuance of shares of preferred stock by our board of directors may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.

The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the certificate of designation relating to the applicable series of preferred stock. You should read that document for provisions that may be important to you. We will include that document as an exhibit to a filing with the Commission in connection with an offering of preferred stock.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors may determine not to seek stockholder approval. The NASDAQ Global Market currently requires stockholder approval as a prerequisite to listing shares in several instances, including sales or issuances (other than in a public offering) of common stock or securities convertible into, or exercisable for, common stock equal to or in excess of 20% or more of the outstanding stock determined before the proposed issuance and stock which has disproportionate voting rights.

Although our board of directors has no intention at present of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.
Anti-Takeover Effects of Oklahoma Law and Our Certificate of Incorporation and Bylaws
Our Bylaws state that any director may be removed, either for or without cause, at any meeting of the shareholders by the affirmative vote of a majority in number of shares of the shareholders present or in person by proxy at such meeting and entitled to vote for the election of such director, provided notice of the intention to act upon the removal of such director has been given in the notice calling the meeting. Under our bylaws, newly created directorships resulting from any increase in the number of directors or any vacancies on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, subject to the rights, if any, of holders of our preferred stock. In addition, our bylaws provide that the directors elected to fill vacancies on the board of directors will hold office until the annual meeting of stockholders.

Since our Board of Directors has the power to retain and discharge our officers, these provisions could make it more difficult for existing shareholders to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting rights or preferences that could impede the success of any attempt to change control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. The Oklahoma Control Share Act (Sections 1145 through 1155 of Title 18 of the Oklahoma statutes) also discourages takeovers by denying voting rights to shares acquired in certain block transactions (“control share acquisitions”) unless and until the shareholders approve the grant of voting right to such shares. These provisions reduce our vulnerability to an unsolicited acquisition proposal and discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our Company or our management.
Restrictions on Business Combinations
Section 1090.3 of the Oklahoma General Corporation Act (“OGCA”) provides that, subject to specified exceptions, a corporation may not engage in a broad range of business combinations with any “interested stockholder” for a three-year period following the time that the stockholder becomes an interested stockholder unless:
•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are both officers and directors of the corporation and shares held by specified employee stock ownership plans, or

•
on or after that time, the business combination is approved by the board of directors of the corporation and approved at an annual meeting or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, an “interested stockholder” is defined for purposes of Section 1090.3 to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation, or
•
on or after that time, the business combination is approved by the board of directors of the corporation and approved at an annual meeting or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 1090.3 permits a corporation to opt-out of these provisions, although we have not done so.

DESCRIPTION OF WARRANTS
The following is a general description of the anticipated terms of the warrants we may issue from time to time.  This summary is not complete and certain provisions of the warrants when issued may differ, even materially, from the terms described below.  Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.
We may issue warrants to purchase common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. If we issue warrants, we may do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
We have summarized selected provisions of the warrants below. If we offer any warrants, we will file the forms of warrant certificate and warrant agreement with the Commission, and you should read those documents for provisions that may be important to you.
The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants,
•	the aggregate number of warrants offered,
•	the designation, number and terms of the common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers,
•	the exercise price of the warrants,
•	the dates or periods during which the warrants are exercisable,
•	the designation and terms of any securities with which the warrants are issued,
•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable,
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated,
•	any minimum or maximum amount of warrants that may be exercised at any one time,
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants,
•	information with respect to book-entry procedures, if any,
•	if applicable, a discussion of material United States federal income tax considerations,
•	the identity of the warrant agent, if any, and
•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.
Modifications
We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

We may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

•	shorten the period of time during which the warrants may be exercised, or
•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.
Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
Holders of the warrants may exercise the warrants by delivering the warrant or other applicable certificate representing the warrants to be exercised together with specified information, and paying the required amount to us or the warrant agent, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the applicable warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.
Upon receipt of the required payment and the warrant or other applicable certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Enforceability of Rights
Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
DESCRIPTION OF STOCK PURCHASE CONTRACTS
The following is a general description of the anticipated terms of the stock purchase contracts we may issue from time to time. This summary is not complete and certain provisions of the stock purchase contracts when issued may differ, even materially, from the terms described below. Particular terms of any stock purchase contracts we offer will be described in the prospectus supplement relating to such stock purchase contracts. Material U.S. federal income tax considerations applicable to the stock purchase contracts will also be discussed in the applicable prospectus supplement.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock or preferred stock at a future date. We may, however, satisfy our obligations, if any, with respect to any stock purchase contract by delivering the cash value of such stock purchase contract or the cash value of the property otherwise deliverable or, in the case of stock purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The consideration per share of common stock or preferred stock may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The applicable prospectus supplement will describe the terms of any stock purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•
whether the stock purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the stock purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts,

•	whether the stock purchase contracts are to be prepaid or not,
•
whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the stock purchase contract,

•	any acceleration, cancellation, termination, or other provisions relating to the settlement of the stock purchase contracts, and
•	whether the stock purchase contracts will be issued in full registered or global form.

DESCRIPTION OF RIGHTS
We may issue rights to purchase common stock or preferred stock.  These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the rights in such an offering.  In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such an offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement.  The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.  We will file the rights agreement and the rights certificates relating to each series of rights with the Commission, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the shareholders entitled to the rights distribution;
•	the number of rights issued or to be issued to each shareholder;
•	the exercise price payable for each share of common stock, preferred stock or other securities upon the exercise of the rights;
•	the number and terms of the shares of common stock, preferred stock or other securities which may be purchased per each right;
•	the extent to which the rights are transferable;
•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;
•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and
•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The applicable prospectus supplement will include a description of any rights that we may offer and any special United States federal income tax, accounting and other considerations applicable to such rights.

PLAN OF DISTRIBUTION
We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods.  We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, through agents or through any combination of these methods.  We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
Except for the issuance of our common stock in connection with the exercise of certain previously-registered warrants, a prospectus supplement will typically set forth the following information:

•	the terms of the offering,
•	the names of any underwriters or agents,
•	the purchase price,
•	the net proceeds to us,
•	any delayed delivery arrangements,
•	any underwriting discounts and other items constituting underwriters’ compensation,
•	the initial public offering price,
•	any discounts or concessions allowed or reallowed or paid to dealers, and
•	any commissions paid to agents.
 Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
Sale Through Underwriters or Dealers
If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.
If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of our securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. If we engage in at-the-market sales, we will likely provide information regarding sales and prices in our quarterly filings with the Securities and Exchange Commission on Form 10-Q.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any of these sales in the prospectus supplement.
Exercise of Outstanding Warrants
We will sell and deliver shares of our common stock directly to those holders who validly exercise certain warrants that were registered under a previous registration statement.  No prospectus supplement will be delivered in connection with such transactions.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or may perform services for us in the ordinary course of their businesses.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports, proxy statements, quarterly reports, special reports, and other information with the Securities and Exchange Commission (“SEC”). You may read and copy reports, statements or other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov. Information about us can also be found at our website at http://www.addvantagetechnologies.com.

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents which we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all of the shares offered by this prospectus have been sold or we otherwise terminate the offering of these shares:
•
Our Annual Report on Form 10-K for the year ended September 30, 2019, as filed with the SEC on December 17, 2019, which incorporates by reference our proxy statement, as amended filed with the SEC on January 28, 2020;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, as filed with the SEC on February 13, 2020;
•	Our Current Reports on Form 8-K as filed with the SEC on December 3, 2019, December 12, 2019, February 5, 2020, February 13, 2020, February 20, 2020 and on February 27, 2020; and
•
The description of our common stock contained in our registration statement on Form SB-2, file no. 33-9902-FW, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

In addition, we incorporate by reference any filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934  until the offering of securities pursuant to this prospectus is completed or terminated.
We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:
Scott Francis
Chief Accounting Officer
ADDvantage Technologies Group, Inc.
13757 North Stemmons Freeway
Farmers Branch, Texas 75234
(918) 251-9121

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement (including any pricing supplement). We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on its cover page.
LEGAL OPINIONS
Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., our outside legal counsel, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS
The consolidated financial statements of ADDvantage Technologies Group, Inc.,  as of September 30, 2019 and 2018, and for each of the three years in the period ended September 30, 2019, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by HoganTaylor LLP, independent registered public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

PROSPECTUS
$20,000,000
ADDVANTAGE TECHNOLOGIES GROUP, INC.

Common Stock
Preferred Stock
Warrants
Rights
Stock Purchase Contracts

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses payable by ADDvantage Technologies Group, Inc. (the "Company") in connection with the offering described in this registration statement.
Registration fee		$2,596.00
Printing expenses		(1)
Accounting fees and expenses		(1)
Legal fees and expenses		(1)
Miscellaneous		(1)
Total	$	[ ]

(1)  These fees are calculated based on the type of securities offered and the number of issuances and, accordingly, cannot be estimated at this time. The applicable prospectus supplement will set forth the estimated amount of expenses of any offerings of securities.
Item 15. Indemnification of Directors and Officers.
Limitation of Liability of Directors.

The registrant's Certificate of Incorporation, as amended ("Certificate of Incorporation") and Bylaws provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the registrant (or was serving at the request of the registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the registrant, to the fullest extent not prohibited by the laws of Oklahoma. Under Section 1031 of the Oklahoma General Corporation Act (the "OGCA"), a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The OGCA permits Oklahoma corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The Certificate of Incorporation provides that to the maximum extent permitted by law, a director of the registrant shall not be liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. The only limitations imposed under the OGCA and the Certificate of Incorporation are that a director's liability will not be limited: (i) for breaches of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations or law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director derived an improper personal benefit.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Certificate of Incorporation and Bylaws referred to above and are qualified in their entirety by reference thereto.

Item 16. Exhibits.

(a) The Exhibits set forth on the Exhibits Index below have been or are being filed herewith and are numbered in accordance with Item 601 of Regulation S-K.

(b) Financial statement schedule have been omitted, as the information required to be set forth herein is included in the financial statements or notes thereto incorporated by reference into the prospectus forming part of this registration statement.

EXHIBITS INDEX

INCORPORATED BY REFERENCE
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit	Filing Date
1.1*	Form of Underwriting Agreement.
4.1	Certificate of Incorporation of ADDvantage Technologies Group, Inc., as amended.
4.2	Amended and Restated Bylaws of ADDvantage Technologies Group, Inc., effective December 28, 2007.		8-K	001-10799	3.1	December 31,2007
4.3	Form of Common Stock Certificate.
4.4*	Form of Certificate with respect to Preferred Stock.
4.5*	Form of Warrant Agreement and Warrant.
4.6*	Form of Right Agreement and Right.
4.7*	Form of Stock Purchase Contract.
5.1	Legal Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. with respect to the legality of the securities being registered.	X
23.1	Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (included in the opinion filed as Exhibit 5.1).	X
23.2	Consent of HoganTaylor LLP.	X
24.1	Powers of Attorney (included on the signature page of this registration statement).	X

*To be subsequently filed, if applicable, by an amendment to this registration statement, or by a Current Report on Form 8-K.

Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)  If the registrant is relying on Rule 430B;
(A)  Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)  Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date of the Securities Act prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes that:
(1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(2) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmers Branch, State of Texas on the 2nd day of March, 2020.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
By:
Joseph E. Hart
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph E. Hart, Kevin D. Brown, and Scott A. Francis, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power to act alone without the other and with full power of substitution and resubstitution, to execute in his or her name, place and stead and in any and all capacities (including in their capacity as a director or officer of ADDvantage Technologies Group, Inc.) any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 2, 2020.

NAME	TITLE	DATE

/s/ Joseph E. Hart	President and Chief Executive Officer	March 2, 2020
/s/ Kevin D. Brown	Chief Financial Officer	March 2, 2020
/s/ Scott A. Francis	Chief Accounting Officer	March 2, 2020
/s/ David E. Chymiak	Director	March 2, 2020
/s/ Thomas J. Franz	Director	March 2, 2020
/s/ James C. McGill	Director	March 2, 2020
/s/ John M. Shelnutt	Director	March 2, 2020
/s/ David W. Sparkman	Director	March 2, 2020